Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of Carbon Natural Gas Company on Form S-1 (file No. 333-176287) and Form S-8 (files No. 333-179184) of our report dated March 30, 2012 relating to the audit of the consolidated financial statements for the years ending December 31, 2011 and 2010, appearing in the Annual Report on Form 10-K of Carbon Natural Gas Company for the year ended December 31, 2011.

Ehrhardt Keefe Steiner & Hottman PC

Denver, Colorado

March 30, 2012